Exhibit 99.1

OSHKOSH CORPORATION REPORTS FISCAL 2018
FIRST QUARTER RESULTS

Raises Fiscal 2018 Estimated EPS Range
Declares Quarterly Cash Dividend of $0.24 Per Share

OSHKOSH, WI - (January 25, 2018) - Oshkosh Corporation (NYSE: OSK) today reported fiscal 2018 first quarter net income of $56.4 million, or $0.74 per diluted share, compared to $19.2 million, or $0.26 per diluted share, in the first quarter of fiscal 2017. Results for the first quarter of fiscal 2018 included after-tax charges of $14.1 million associated with restructuring actions in the access equipment and commercial segments as well as one-time discrete tax benefits of $6.5 million related to implementation of tax reform in the United States. Excluding these items, fiscal 2018 first quarter adjusted(1) net income was $64.0 million or $0.84 per diluted share. Comparisons in this news release are to the corresponding period of the prior year, unless otherwise noted.

Consolidated net sales in the first quarter of fiscal 2018 were $1.59 billion, an increase of 30.9 percent compared to the first quarter of fiscal 2017. The Company reported double-digit percentage sales growth in the defense, access equipment and commercial segments.

Consolidated operating income increased 103.9 percent to $73.8 million, or 4.7 percent of sales, in the first quarter of fiscal 2018 compared to $36.2 million, or 3.0 percent of sales, in the first quarter of fiscal 2017. The increase in operating income in the first quarter of fiscal 2018 was primarily a result of the impact of higher sales volume, offset in part by costs related to restructuring actions, increased material costs and adverse product mix. Excluding $18.6 million of pre-tax charges and operating inefficiencies related to restructuring actions in the access equipment and commercial segments, adjusted(1) operating income in the first quarter of fiscal 2018 was $92.4 million or 5.8 percent of sales.

“I am pleased to report a positive start to fiscal 2018, with results that exceeded our expectations,” said Wilson R. Jones, president and chief executive officer of Oshkosh Corporation. “Strong orders in the quarter and strong backlogs exiting the quarter reflect the broader positive macroeconomic environment driving favorable conditions in many of our markets.

“I am proud of the hard work and dedication of our Oshkosh team members that delivered these solid results. Sales grew in three of our four segments, and all four segments reported higher adjusted operating income. We continue to identify opportunities to improve our execution and remain focused on delivering strong performance and shareholder value.

“As a result of our positive start to the year, solid outlook and lower tax rate as a result of tax reform in the U.S., we are increasing our full year expectations for earnings per share and adjusted(1) earnings per share. We now expect full year earnings per share to be in a range of $4.75 to $5.20 and adjusted(1) earnings per share to be in a range of $5.00 to $5.45,” said Jones.

(1) This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

Factors affecting first quarter results for the Company’s business segments included:

Access Equipment - Access equipment segment net sales increased 28.4 percent to $628.2 million in the first quarter of fiscal 2018. The increase in sales was due to improved demand for both aerial work platforms and telehandlers.

Access equipment segment operating income decreased 43.4 percent to $13.8 million, or 2.2 percent of sales, in the first quarter of fiscal 2018 compared to $24.4 million, or 5.0 percent of sales, in the first quarter of fiscal 2017. Excluding charges and operating inefficiencies associated with previously announced restructuring actions of $16.1 million, adjusted(1) operating income was $29.9 million, or 4.8 percent of sales, in the first quarter of fiscal 2018. The increase in adjusted(1) operating income in the first quarter of fiscal 2018 compared to operating income in the first quarter of fiscal 2017 was primarily due to the impact of higher sales volume, offset in part by higher material costs and, to a lesser extent, higher legal and inventory reserve adjustments, unfavorable customer mix and an adverse foreign exchange impact.

Defense - Defense segment net sales for the first quarter of fiscal 2018 increased 67.6 percent to $493.5 million. The increase in sales was due to the ramp up of sales to the U.S. government under the Joint Light Tactical Vehicle (JLTV) program and international Mine Resistant Ambush Protected-All Terrain Vehicle (M-ATV) sales.

Defense segment operating income increased 173.9 percent to $65.2 million, or 13.2 percent of sales, in the first quarter of fiscal 2018 compared to $23.8 million, or 8.1 percent of sales, in the first quarter of fiscal 2017. The increase in operating income was due to the impact of higher sales volume and improved manufacturing performance, offset in part by an adverse product mix.

Fire & Emergency - Fire & emergency segment net sales for the first quarter of fiscal 2018 decreased 1.5 percent to $229.1 million. The decrease in sales was due to lower airport products international volume, largely offset by higher fire apparatus sales.

Fire & emergency segment operating income increased 47.6 percent to $25.1 million, or 11.0 percent of sales, in the first quarter of fiscal 2018 compared to $17.0 million, or 7.3 percent of sales, in the first quarter of fiscal 2017. The increase in operating income was a result of improved pricing and improved manufacturing performance, offset in part by higher selling, general and administrative expenses.

Commercial - Commercial segment net sales increased 21.2 percent to $241.4 million in the first quarter of fiscal 2018. The increase in sales was primarily due to higher concrete placement and refuse collection vehicle unit volume. Fiscal 2017 first quarter sales were negatively impacted by an atypical order pattern.

Commercial segment operating income increased 80.4 percent to $8.3 million, or 3.4 percent of sales, in the first quarter of fiscal 2018 compared to $4.6 million, or 2.3 percent of sales, in the first quarter of fiscal 2017. Excluding restructuring-related charges of $2.5 million, adjusted(1) operating income was $10.8 million, or 4.5 percent of sales, in the first quarter of fiscal 2018. The increase in operating income was largely a result of the impact of higher sales volume.

Corporate - Corporate operating costs increased $5.0 million in the first quarter of fiscal 2018 to $38.6 million due primarily to higher new product development spending, increased share-based compensation expense and the timing of costs.

Interest Expense Net of Interest Income - Interest expense net of interest income decreased $0.2 million to $13.7 million in the first quarter of fiscal 2018.

Provision for Income Taxes - The Company recorded income tax expense of $4.7 million in the first quarter of fiscal 2018, or 7.8 percent of pre-tax income, compared to $5.2 million, or 21.8 percent of pre-tax income, in the first quarter of fiscal 2017. Excluding the tax impact of restructuring-related charges of $4.5 million as well as one-time discrete tax benefits of $6.5 million related to implementation of tax reform, adjusted(1) income tax expense in the first quarter of fiscal 2018 was $15.7 million, or 19.8 percent of adjusted(1) pre-tax income. The Company recorded $3.8 million of discrete tax benefits in the first quarter of fiscal 2018 largely related to favorable share-based compensation tax benefits. The Company recorded $2.8 million of discrete tax benefits in the first quarter of fiscal 2017 largely related to state tax matters.

U.S. tax legislation lowered the federal corporate statutory tax rate for income earned in the U.S. from 35 percent to 21 percent effective January 1, 2018. For the first quarter of fiscal 2018, the Company applied its fiscal 2018 blended federal statutory tax rate of 24.5 percent.

Share Repurchases -The Company deployed cash of $63.7 million to repurchase 748,000 shares of Common Stock in the first quarter of fiscal 2018. Share repurchases did not have a material impact on earnings per share in the first quarter of fiscal 2018.

Fiscal 2018 Expectations

As a result of the positive start to the fiscal year, improved demand outlook for access equipment and the impact of tax reform, the Company is raising its fiscal 2018 full year outlook. The Company now expects consolidated sales to be $7.1 billion to $7.3 billion, an increase of $200 million from the Company’s previous sales estimate range of $6.9 billion to $7.1 billion.

The Company now expects its fiscal 2018 consolidated operating income to be $520 million to $570 million. Excluding anticipated charges and operating inefficiencies for announced restructuring actions in the access equipment and commercial segments, the Company expects its fiscal 2018 adjusted(1) operating income to be $550 million to $600 million, compared to its previous estimated adjusted operating income range of $515 million to $565 million.

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

The Company now expects its fiscal 2018 diluted earnings per share to be in the range of $4.75 to $5.20. Excluding anticipated charges and operating inefficiencies for announced restructuring actions in the access equipment and commercial segments as well as the impact of one-time discrete items associated with tax reform in the U.S., the Company expects its fiscal 2018 adjusted(1) diluted earnings per share to be in the range of $5.00 to $5.45, compared to the prior adjusted diluted earnings per share estimated range of $4.25 to $4.65.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.24 per share of Common Stock. The dividend will be payable on February 26, 2018, to shareholders of record as of February 12, 2018.

Conference Call

The Company will comment on its fiscal 2018 first quarter earnings and its full-year fiscal 2018 outlook during a conference call at 9:00 a.m. EST this morning. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be webcast simultaneously over the Internet. To access the webcast, listeners can go to www.oshkoshcorporation.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

Forward Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, commercial and fire & emergency markets, which are particularly impacted by the strength of U.S. and European economies and construction seasons; the Company’s estimates of access equipment demand which, among other factors, is influenced by customer historical buying patterns and rental company fleet replacement strategies; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and purchased materials; the expected level and timing of U.S. Department of Defense (DoD) and international defense customer procurement of products and services and acceptance of and funding or payments for such products and services; risks related to reductions in government expenditures in light of U.S. defense budget pressures, sequestration and an uncertain DoD tactical wheeled vehicle strategy; the impact of any DoD solicitation for competition for future contracts to produce military vehicles, including a future Family of Medium Tactical Vehicles production contract; the Company’s ability to increase prices to raise margins or offset higher input costs; increasing commodity and other raw material costs, particularly in a sustained economic recovery; risks related to facilities expansion, consolidation and alignment, including the amounts of related costs and charges and that anticipated cost savings may not be achieved; projected adoption rates of work at height machinery in emerging markets; the impact of severe weather or natural disasters that may affect the Company, its suppliers or its customers; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

About Oshkosh Corporation

Founded in 1917, Oshkosh Corporation is more than 100 years strong and continues to make a difference in people’s lives. Oshkosh brings together a unique set of integrated capabilities and diverse end markets that, when combined with the Company’s MOVE strategy and positive long-term outlook, illustrate why Oshkosh is a different integrated global industrial. The Company is a leader in designing, manufacturing and servicing a broad range of access equipment, commercial, fire & emergency, military and specialty vehicles and vehicle bodies under the brands of Oshkosh®, JLG®, Pierce®, McNeilus®, Jerr-Dan®, Frontline™, CON-E-CO®, London® and IMT®.

Today, Oshkosh Corporation is a Fortune 500 Company with manufacturing operations on four continents. Its products are recognized around the world for quality, durability and innovation and can be found in more than 150 countries around the globe. As a different integrated global industrial, Oshkosh is committed to making a difference for team members, customers, shareholders, communities and the environment. For more information, please visit
www.oshkoshcorporation.com.

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,
	2017	2016
Net sales	$1,586.3	$1,211.4
Cost of sales	1,344.1	1,011.7
Gross income	242.2	199.7

Operating expenses:
Selling, general and administrative	157.8	151.0
Amortization of purchased intangibles	10.6	12.5
Total operating expenses	168.4	163.5
Operating income	73.8	36.2

Other income (expense):
Interest expense	(15.4)	(14.7)
Interest income	1.7	0.8
Miscellaneous, net	0.5	1.3
Income before income taxes and equity in earnings of unconsolidated affiliates	60.6	23.6
Provision for income taxes	4.7	5.2
Income before equity in earnings of unconsolidated affiliates	55.9	18.4
Equity in earnings of unconsolidated affiliates	0.5	0.8
Net income	$56.4	$19.2

Earnings per share:
Basic	$0.75	$0.26
Diluted	0.74	0.26

Basic weighted-average shares outstanding	74,846,829	74,280,377
Dilutive stock options and other equity-based compensation awards	1,177,636	1,104,540
Diluted weighted-average shares outstanding	76,024,465	75,384,917

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions; unaudited)

	December 31,	September 30,
	2017	2017
Assets
Current assets:
Cash and cash equivalents	$379.1	$447.0
Receivables, net	1,229.4	1,306.3
Inventories, net	1,219.9	1,198.4
Other current assets	88.2	88.1
Total current assets	2,916.6	3,039.8
Property, plant and equipment:
Property, plant and equipment	1,194.4	1,188.8
Accumulated depreciation	(736.4)	(718.9)
Property, plant and equipment, net	458.0	469.9
Goodwill	1,015.8	1,013.0
Purchased intangible assets, net	497.3	507.8
Other long-term assets	74.4	68.4
Total assets	$4,962.1	$5,098.9

Liabilities and Shareholders' Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$29.7	$23.0
Accounts payable	554.8	651.0
Customer advances	551.3	513.4
Payroll-related obligations	129.6	191.8
Other current liabilities	300.0	303.9
Total current liabilities	1,565.4	1,683.1
Long-term debt, less current maturities	803.4	807.9
Other long-term liabilities	299.9	300.5
Commitments and contingencies
Shareholders' equity	2,293.4	2,307.4
Total liabilities and shareholders' equity	$4,962.1	$5,098.9

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

OSHKOSH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions; unaudited)

	Three Months Ended December 31,
	2017	2016
Operating activities:
Net income	$56.4	$19.2
Depreciation and amortization	31.4	32.1
Stock-based compensation expense	7.5	6.5
Deferred income taxes	(27.8)	8.4
Gain on sale of assets	(0.6)	(0.3)
Foreign currency transaction (gains) losses	(0.8)	0.4
Other non-cash adjustments	0.9	0.8
Changes in operating assets and liabilities	(37.8)	16.7
Net cash provided by operating activities	29.2	83.8

Investing activities:
Additions to property, plant and equipment	(18.7)	(14.2)
Additions to equipment held for rental	(1.2)	(12.9)
Proceeds from sale of equipment held for rental	2.5	5.3
Other investing activities	(0.8)	(0.2)
Net cash used by investing activities	(18.2)	(22.0)

Financing activities:
Proceeds from issuance of debt	6.5	—
Repayments of debt	(5.0)	(20.0)
Repurchases of common stock	(71.1)	(3.0)
Dividends paid	(18.0)	(15.6)
Proceeds from exercise of stock options	8.6	26.2
Net cash used by financing activities	(79.0)	(12.4)

Effect of exchange rate changes on cash	0.1	(1.7)
Increase (decrease) in cash and cash equivalents	(67.9)	47.7
Cash and cash equivalents at beginning of period	447.0	321.9
Cash and cash equivalents at end of period	$379.1	$369.6

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

OSHKOSH CORPORATION
SEGMENT INFORMATION
(In millions; unaudited)

	Three Months Ended December 31,
	2017			2016
	External Customers	Inter- segment	Net Sales	External Customers	Inter- segment	Net Sales
Access equipment
Aerial work platforms	$323.5	$—	$323.5	$233.7	$—	$233.7
Telehandlers	129.5	—	129.5	93.3	—	93.3
Other	175.2	—	175.2	162.2	—	162.2
Total access equipment	628.2	—	628.2	489.2	—	489.2

Defense	493.2	0.3	493.5	294.2	0.3	294.5

Fire & emergency	224.9	4.2	229.1	229.1	3.4	232.5

Commercial
Concrete placement	111.5	—	111.5	84.4	—	84.4
Refuse collection	101.2	—	101.2	92.2	—	92.2
Other	27.0	1.7	28.7	21.5	1.1	22.6
Total commercial	239.7	1.7	241.4	198.1	1.1	199.2
Corporate and intersegment eliminations	0.3	(6.2)	(5.9)	0.8	(4.8)	(4.0)
	$1,586.3	$—	$1,586.3	$1,211.4	$—	$1,211.4

	Three Months Ended December 31,
	2017	2016
Operating income (loss):
Access equipment	$13.8	$24.4
Defense	65.2	23.8
Fire & emergency	25.1	17.0
Commercial	8.3	4.6
Corporate	(38.6)	(33.6)
	$73.8	$36.2

	December 31,
	2017	2016
Period-end backlog:
Access equipment	$1,576.8	$594.3
Defense	1,854.3	2,226.0
Fire & emergency	985.1	901.1
Commercial	373.9	237.4
	$4,790.1	$3,958.8

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented GAAP measures to the most directly comparable non-GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,
	2017	2016

Access equipment segment operating income (GAAP)	$13.8	$24.4
Costs and inefficiencies related to restructuring actions	16.1	—
Adjusted access equipment segment operating income (non-GAAP)	$29.9	$24.4

Commercial segment operating income (GAAP)	$8.3	$4.6
Restructuring costs	2.5	—
Adjusted commercial segment operating income (non-GAAP)	$10.8	$4.6

Consolidated operating income (GAAP)	$73.8	$36.2
Costs and inefficiencies related to restructuring actions	18.6	—
Adjusted consolidated operating income (non-GAAP)	$92.4	$36.2

Provision for income taxes (GAAP)	$4.7	$5.2
Income tax benefit of costs and inefficiencies related to restructuring actions	4.5	—
Revaluation of net deferred tax liabilities	23.9	—
Repatriation tax	(17.4)	—
Adjusted provision for income taxes (non-GAAP)	$15.7	$5.2

Net income (GAAP)	$56.4	$19.2
Costs and inefficiencies related to restructuring actions, net of tax	14.1	—
Revaluation of net deferred tax liabilities	(23.9)	—
Repatriation tax	17.4	—
Adjusted net income (non-GAAP)	$64.0	$19.2

Earnings per share-diluted (GAAP)	$0.74	$0.26
Costs and inefficiencies related to restructuring actions, net of tax	0.18	—
Revaluation of net deferred tax liabilities	(0.31)	—
Repatriation tax	0.23	—
Adjusted earnings per share-diluted (non-GAAP)	$0.84	$0.26

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Oshkosh Corporation Reports Results for Fiscal 2018 First Quarter
January 25, 2018

	Fiscal 2018 Expectations
	Low	High

Consolidated operating income (GAAP)	$520.0	$570.0
Costs and inefficiencies related to restructuring actions	30.0	30.0
Adjusted consolidated operating income (non-GAAP)	$550.0	$600.0

Earnings per share-diluted (GAAP)	$4.75	$5.20
Costs and inefficiencies related to restructuring actions, net of tax	0.33	0.33
Revaluation of net deferred tax liabilities	(0.31)	(0.31)
Repatriation tax	0.23	0.23
Adjusted earnings per share-diluted (non-GAAP)	$5.00	$5.45

For more information, contact:

Financial:
Patrick Davidson
Sr. Vice President, Investor Relations
920.966.5939

Media:
Bryan Brandt
Vice President, Global Branding and Communications
920.966.5982

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